Exhibit 10.16

BAKBONE SOFTWARE INCORPORATED

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

BAKBONE SOFTWARE INCORPORATED

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

This Series A Preferred Share Purchase Agreement (the “Agreement”) is made as of the 18th day of June, 2003, by and between Bakbone Software Incorporated, a corporation incorporated under the laws of the Province of Alberta, Canada (the “Company”) and the investors listed on Exhibit A attached hereto (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Shares.

1.1 Sale and Issuance of Series A Preferred Shares.

(a) Subject to receipt of Shareholder Approval (as defined in Section 6.1), the Company shall adopt and file with the Registrar of Corporations for the Province of Alberta on or before the Closing (as defined below) the Articles of Amendment (“Articles of Amendment”) authorizing capital stock of the Company consisting of: (i) an unlimited number of common shares, and (ii) up to 22,000,000 Series A preferred shares, each such class of shares to have the rights, preferences and privileges as set forth in the Share Provisions attached hereto as Exhibit B (the “Share Provisions”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of Series A preferred shares of the Company set forth opposite each such Purchaser’s name on Exhibit A attached hereto at a purchase price of CDN. $1.00 per share. The Series A preferred shares issued to the Purchasers pursuant to this Agreement shall be hereinafter referred to as the “Stock” or the “Securities.”

1.2 Closing; Delivery.

(a) Subject to the conditions to closing set forth in Sections 4 and 5 hereof having been satisfied, the purchase and sale of the Stock shall take place at the offices of VantagePoint Venture Partners, 1001 Bayhill Drive, San Bruno, California, at 10:00 a.m., on July 17, 2003, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing Date”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified herein.

(b) At the Closing, the Company shall deliver to each Purchaser a certificate representing the Stock being purchased thereby against payment of the purchase price therefor by certified check, bank draft or trust check payable to the Company or by wire transfer to a bank account designated by the Company.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on a Disclosure Schedule (the “Disclosure Schedule”) delivered separately by the Company to each Purchaser, specifically identifying the relevant subsection hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect (as defined in Section 4.7).

2.2 Capitalization. The authorized capital of the Company consists, or will consist, immediately prior to the Closing, of:

(a) 22,000,000 Series A preferred shares, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A preferred shares are as stated in the Share Provisions.

(b) An unlimited number of common shares, 58,625,216 shares of which are issued and outstanding as at the date hereof, and there will be no change to the number of issued and outstanding common shares of the Company prior to the Closing Date, other than common shares issued on exercise of currently outstanding convertible securities. All of the outstanding common shares have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable Canadian and U.S. federal, provincial and state securities laws.

(c) The Company has reserved 6,803,958 common shares for issuance to officers, directors, employees and consultants of the Company pursuant to its 2002 Stock Option Plan duly adopted by the board of directors of the Company (the “Board of Directors”) and approved by the Company shareholders (the “Stock Plan”) and the Board of Directors has authorized a 4,000,000 share increase to such plan, to a maximum of 10,803,958 common shares, subject to requisite shareholder approval. Of such reserved common shares, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 6,450,020 shares have been granted and are currently outstanding, and, subject to receipt of shareholder approval for the proposed increase in the Stock Plan, 4,245,961 common shares remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(d) Except for (i) conversion privileges of the Series A preferred shares, (ii) the outstanding options issued pursuant to the Stock Plan at exercise prices ranging from $0.58 to $8.50 per share, (iii) 958,894 common share purchase warrants held by various subscribers, each entitling the holder thereof to acquire one (1) common share at an exercise price of CDN. $1.00 per share at any time on or prior to December 31, 2003, (iv) 300,000 warrants held by Bolder Venture Partners, LLC, each entitling the holder thereof to acquire one (1) common share at an exercise price of CDN. $1.25 per share at any time on or prior to February 11, 2005, (v) 200,000 warrants held by Jeffrey L. Taylor, each entitling the holder thereof to acquire one (1) common share at an exercise price of CDN. $1.24 per share at any time on or prior to January 31, 2004, (vi) 150,000 warrants held by Larry Fox, each entitling the holder thereof to acquire one (1) common share at an exercise price of CDN. $0.95 per share at any time on or prior to December 23, 2004, and (vii) 10,000 warrants held by Cornis Consult Finance, each entitling the holder thereof to acquire one (1) common share at an exercise price of

CDN. $1.00 per share at any time on or prior to February 21, 2004 and except as set forth in the Investors’ Rights Agreement (as defined below), or as specifically listed on the Disclosure Schedule (defined herein), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. None of the Company’s share purchase agreements or stock option documents contains a provision for accelerated vesting (or lapse of a repurchase right) upon the occurrence of any event, other than the existing stock option agreements for the Company, the form of which has been provided to the Purchasers, which do provide for accelerated vesting in certain circumstances, including in the event of a bona fide offer being made to acquire in excess of 51% of the issued and outstanding voting securities of the Company, with such transaction subsequently being consummated (but provided further that the transactions contemplated by the present Agreement would not constitute an event triggering accelerated vesting under such stock option agreements). In October, 2000, the Company repriced 1,698,000 stock options from $11.82 to $7.74. In addition, on August 17, 2001, the Company announced a voluntary option cancel and regrant program for employees, under which program the Company’s employees were given the opportunity, at their election, to cancel outstanding stock options previously granted to them in return for an equal number of replacement options at a later date, with such replacement options being granted on March 1, 2002 at the then fair market value. Other than the foregoing, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means, other than as set forth in the SEC Documents or Canadian Securities Documents, as applicable.

(e) The list of shareholders of the Company, dated as of April 29, 2003, provided to counsel to the Purchasers, is true and correct as of the date hereof.

2.3 Subsidiaries. Except as set forth in Schedule 2.3, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Investors’ Rights Agreement”) (the Investors’ Rights Agreement and this Agreement are referred to as the “Agreements”), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Securities have been taken or will be taken prior to the Closing, and the Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5 Valid Issuance of Securities. The Securities that are being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors’ Rights Agreement, applicable securities laws, and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in this Agreement and subject to the provisions of Section 2.6 below, the Securities will be issued in compliance with all applicable securities laws. The Company covenants that neither it nor any authorized agent acting on its behalf will take any action hereafter that would cause the failure of such compliance. The common shares issuable upon conversion of the Securities have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Share Provisions, shall be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors’ Rights Agreement, applicable securities laws, and liens or encumbrances created by or imposed by a Purchaser, and will be issued in compliance with all applicable securities laws.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Canadian, federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings (i) pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (ii) pursuant to the Securities Act (Alberta) (the “Alberta Securities Act”), and (iii) with the Toronto Stock Exchange in order to obtain the conditional listing approval of the Exchange for the transactions contemplated hereby.

2.7 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its subsidiaries that questions the validity of the Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. Neither the Company nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any of its subsidiaries currently pending or which the Company or any of its subsidiaries intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8 SEC Documents. Since January 1, 2001, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (all of the foregoing filed prior to or on the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of the date of filing of such SEC Documents, each such SEC Document, as it may have been subsequently amended by filings made by the Company with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Document. None of the SEC Documents, as of the date filed and as they may have been subsequently amended by filings made by the Company with the Commission prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No other written information provided by or on behalf of the Company to the Purchasers contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Except for the issuance of the Securities contemplated by this Agreement, no event, liability, development or circumstance has occurred or exists, or is currently contemplated to occur, with respect to the Company or its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws and which has not been publicly disclosed. The Company and its subsidiaries are engaged only in the business described in the SEC Documents, which contain a complete and accurate description in all material respects of the business of the Company and its subsidiaries, taken as a whole.

2.9 Canadian Securities Law Compliance. The Company is a “reporting issuer” not in default under the securities laws of British Columbia, Alberta and Ontario. Since January 1, 2001, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Alberta Securities Commission, the British Columbia Securities Commission, the Ontario Securities Commission and the Toronto Stock Exchange pursuant to the reporting requirements of applicable Canadian provincial securities laws, the rules and regulations promulgated thereunder, and the bylaws, rules and regulations of the Toronto Stock Exchange (all of the foregoing filed prior to or on the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Canadian Securities Documents”). As of the date of filing of such Canadian Securities Documents, each such Canadian Securities Document, as it may have been subsequently amended in accordance with applicable provincial securities legislation and/or the bylaws, rules and regulations of the Toronto Stock Exchange prior to the date hereof, complied in all material respects with the requirements of applicable Canadian provincial securities law, the rules and regulations promulgated thereunder, and the rules and regulations of the Toronto Stock Exchange applicable to such Canadian Securities Documents. None of the Canadian Securities Documents, as of the date filed and as they may have been subsequently amended in accordance with applicable Canadian provincial securities legislation and/or the bylaws, rules and regulations of the Toronto Stock Exchange prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company and its subsidiaries are engaged only in the business described in the Canadian Securities Documents and the Canadian Securities Documents contain a complete and accurate description in all material respects of the business of the Company and its subsidiaries, taken as a whole.

2.10 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the securities laws or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

2.11 Intellectual Property Rights.

(i) Schedule 2.11(i) summarizes all owned Intellectual Property (as defined below) of the Company, and all licensed Intellectual Property, in each case, with descriptions of their scope.

(ii) The Company and its subsidiaries own or possess adequate rights or licenses to use all Intellectual Property necessary or advisable to conduct their businesses as now conducted free and clear of all liens, encumbrances, adverse claims or obligations to license the owned Intellectual Property, other than software licenses entered into in the ordinary course of business.

(iii) No owned Intellectual Property of the Company or its subsidiaries which is necessary for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s knowledge, no such action is threatened.

(iv) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary or advisable for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted to which the Company or any subsidiary is a party or by which any of their assets are bound (collectively, “License Agreements”) are valid and binding obligations of the Company or its subsidiaries that are parties thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its subsidiaries under any such License Agreement.

(v) To the Company’s knowledge, the Company’s and its subsidiaries’ businesses as currently conducted does not infringe any Intellectual Property rights of any third party, and, to the Company’s knowledge, the Intellectual Property rights of the Company and its subsidiaries which are necessary for Company’s and each of its subsidiaries’ respective businesses as currently conducted are not being infringed by any third party. There is no litigation, arbitration action, or order pending or outstanding or, to the Company’s knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company or its subsidiaries and the Company’s or its subsidiaries’ use of any Intellectual Property owned by a third party, and, to the Company’s knowledge, there is no valid basis for the same.

(vi) The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its subsidiaries’ ownership or right to use any of the Intellectual Property which is necessary or advisable for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted.

(vii) To the Company’s knowledge, all software owned by the Company or any of its subsidiaries, and, to the Company’s knowledge, all software licensed from third parties by the Company or any of its subsidiaries, (i) is free from any material defect or programming error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof.

(viii) To the Company’s knowledge, the Company and its subsidiaries have taken reasonable steps to protect the Company’s and its subsidiaries’ rights in their confidential information and trade secrets. To the Company’s knowledge, each employee, consultant and contractor who has had access to proprietary Intellectual Property owned by the Company which is necessary or advisable for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted has executed an agreement to maintain the confidentiality of such Intellectual Property and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. To the Company’s knowledge, and except under confidentiality obligations, there has been no material disclosure of any of the Company’s or its subsidiaries’ confidential information or trade secrets to any third party. To the Company’s knowledge, each employee, consultant, and contractor who has developed any Intellectual Property of the Company has signed appropriate agreements with the Company ensuring that all developed Intellectual Property will be deemed solely owned by the Company.

(ix) “Intellectual Property” means all of the following: (1) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (2) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (3) copyrights and copyrightable works; (4) registrations, applications and renewals for any of the foregoing; (5) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (6) proprietary computer software (including but not limited to data, data bases and documentation).

2.12 Material Contracts & Commitments.

(a) Except as set forth in Schedule 2.12, the Company and its subsidiaries have no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like (written or oral) of any material nature (the “Contracts”) including, without limitation, the following: (1) loans, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgages, pledges, liens, security interests or other encumbrances on any of the Company’s property or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person; (2) employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company and agreements among shareholders and the Company; (3) agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies; (4) agreements with any labor union or collective bargaining organization or other similar labor agreements; (5) any contract or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors; (6) any indenture, agreement or other document (including private placement brochures) relating to the sale or repurchase of securities; (7) any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which the Company is a party; (8) agreements and purchase orders with customers; (9) agreements limiting the freedom of the Company to compete in a line of business or in any geographic area or with any person; (10) agreements providing for disposition of the business, assets or shares of the Company, agreements or merger or consolidation to which the Company is a party or letters of intent with respect to the acquisition of the business assets or shares of any other business; (11) agreements involving or letters of intent with respect to the acquisition of the business, assets or shares of any other business; (12) insurance policies; (13) license agreements; and (14) powers of attorney. For purpose of the foregoing, the reference to any contract, obligation, agreement, plan, arrangement, commitment of any “material nature” means that any such item would be reasonably required for the current conduct of the Company’s business and operations or, alternatively, the absence or termination of such item would have a Material Adverse Effect.

(b) The Company has provided the Purchasers with copies of all of the Contracts. Each of the Contracts is a valid and binding obligation of the Company or its subsidiaries that are parties thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms, and are in full force and effect in all material respects. The Company is not in default under, or otherwise in violation of the terms of, any of the Contracts in any material respect. To the best of the Company’s knowledge, no other party to any of the Contracts is in default thereunder or otherwise in violation of the material terms thereof. To the Company’s knowledge, the performance of any such Contract would not result in a Material Adverse Effect and all were entered into in the ordinary course of business in arms-length transactions.

2.13 Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its constating documents, the laws of the jurisdiction of its incorporation or the laws of any other jurisdiction which is or could become applicable to the Purchasers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

2.14 Certain Practices. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other persons or entities acting on behalf of the Company or any subsidiary thereof, has on behalf of the Company or any subsidiary thereof or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any subsidiary thereof; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

2.15 Sarbanes-Oxley. To the extent applicable to the Company, the Company has been and is in full compliance with the Sarbanes-Oxley Act of 2002.

2.16 Compliance with Other Instruments.

(a) The Company is not in violation or default of any provisions of its constating documents or Bylaws or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any provision of Canadian, provincial, federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

(b) The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any right granted under any material license, distribution agreement or other agreement.

2.17 Agreements; Action.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s common shares, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) Except for agreements explicitly contemplated by the Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its subsidiaries is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its subsidiaries in excess of $100,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its subsidiaries, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(c) Other than as set forth in Schedule 2.17, neither the Company nor any of its subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $500,000 in the aggregate, which is presently outstanding, (iii) made any loans or advances to any person other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) The Company has not engaged in the past three months in any discussion (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations in which more than 50% of the voting power of the Company would be disposed of, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than 50% of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

(e) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

2.18 No Conflict of Interest. Other than as set forth in Schedule 2.18, the Company is not indebted, directly or indirectly, to any of its officers or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or shareholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the Company’s knowledge, other than employment agreements and stock option agreements entered into in the ordinary course of business, none of the Company’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.19 Rights of Registration and Voting Rights. Except as contemplated in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. To the knowledge of the Company, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.20 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

2.21 Financial Statements. The Company has made available to each Purchaser its audited financial statements (including balance sheet, income statement and statement of cash flows) as of March 31, 2002 and March 31, 2001, and for the fiscal year ended March 31, 2002 and March 31, 2001, and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of March 31, 2003 and for the 12-month period ended March 31, 2003 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles of Canada applied on a consistent basis throughout the periods indicated, and reconciled to generally accepted accounting principles of the United States in the Company’s annual SEC filing on Form 20-F, and provided that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities in excess of $25,000, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2003, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company and its subsidiaries.

2.22 Changes. Since March 31, 2002, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the SEC Documents and the Canadian Securities Documents, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any officer or key employee of the Company; and the Company, is not aware of any impending resignation or termination of employment of any such officer or key employee;

(i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(j) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(l) to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, condition (financial or otherwise), operating results, business, or prospects of the Company; or

(m) any arrangement or commitment by the Company to do any of the things described in this Section 2.23.

2.23 Employee Benefit Plans.

(a) The following definitions will apply to this Section 2.24:

a. “Code” shall mean the Internal Revenue Code of 1986, as amended;

b. “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

c. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

d. “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

e. “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

f. “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(b) Neither the Company nor any ERISA Affiliate contributes to or has any contingent obligations to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.

(c) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Company Employee Plan which is a welfare plan (as defined in section 3(l) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA.

(d) Each Company Employee Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Company Employee Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. Neither the Company nor any ERISA Affiliate nor any fiduciary of any Company Employee Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

(e) The Company has no Company Employee Plan subject to Canadian or Canadian provincial law.

2.24 Tax Returns and Payments. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due.

2.25 Other Names. The business conducted by the Company prior to the date hereof has not been conducted under any corporate, trade or fictitious name.

2.26 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its subsidiaries and their properties and business against such losses and risks, and in such amounts as are customary in the case of corporations engaged in the same or similar business and similarly situated. The Company and its subsidiaries have not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same will expire upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. The Company has directors’ and officers’ liability insurance coverage protecting the directors in an amount no less than $10 million.

2.27 Returns & Complaints. The Company has received no customer complaints concerning its products and/or services, the results of which would have a Material Adverse Effect, nor has it had any of its products returned by a purchaser or distributor thereof, outside of the ordinary course, other than minor non-recurring warranty problems, or returns not exceeding $10,000 in any event.

2.28 Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, condition (financial or otherwise), operating results, business, or prospects of the Company, nor is the Company aware of any labor organization activity involving its employees. The employment of each officer and employee of the Company who is resident in the United States is terminable at the will of the Company. The Company has complied in all material respects with all applicable Canadian, state, and federal equal employment opportunity laws and with other laws related to employment.

2.29 Confidential Information and Intellectual Property Assignment Agreements. Each employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information and Intellectual Property assignment to the Company substantially in the form or forms delivered to the counsel for the Purchasers. The Company is not aware that any of its employees or consultants is in violation thereof, and the Company will use its reasonable best efforts to prevent any such violation.

2.30 Permits. The Company and each of its subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.31 Corporate Documents. The constating documents and Bylaws of the Company are in the form provided to counsel for the Purchasers. The copy of the minute books of the Company provided to the Purchasers’ counsel contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

2.32 Real Property Holding Corporation. The Company is not a “United States real property holding corporation” within the meaning of the Code and any regulations promulgated thereunder.

2.33 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge, after reasonable investigation by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

2.34 Canadian Securities Trades. The Securities and the common shares issuable upon conversion of the Securities will generally be subject to a four month “hold period”, commencing on the Closing Date, under applicable Canadian securities legislation, after which time they will generally be freely tradable without restriction through the Toronto Stock Exchange, subject to restrictions imposed on trades which constitute “control distributions” under applicable securities legislation at the Closing Date.

2.35 Projections. All projections and expressions of opinion or predictions relating to future sales and financial performance of the Company previously delivered to the Purchasers by the Company or its representatives were made in good faith and prepared on a reasonable basis by the Company. The Company knows of no facts or circumstances that as of the date hereof (other than general economic conditions) would adversely affect the Company’s ability to meet its projections.

2.36 “Company’s Knowledge” Defined. As used in this Section 2, the terms “to the Company’s knowledge,” “to the best knowledge of the Company,” “known to the Company” or similar phrases shall mean to the best knowledge of the Company, its officers and directors, after careful consideration of the matters set forth in the representation that is so qualified and a diligent review of all files, documents, agreements and other material in such person’s possession or subject to his or her control, and shall include knowledge that should have been reasonably known to such person given such person’s position in the Company and/or access to information.

3. Representations and Warranties of the Purchasers. Each Purchaser, individually, hereby represents and warrants to the Company that:

3.1 Authorization. Such Purchaser has full power and authority to enter into the Agreements. The Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws. The Purchaser has not been formed for the specific purpose of acquiring the Securities. The Purchaser does not act jointly or in concert with any other Purchaser for Securities for the purpose of the acquisition of the Securities.

3.3 Restricted Securities. The Purchaser understands that the Securities have not been, and will not be (other than pursuant to the Investors’ Rights Agreement), registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, or the Securities are sold on the Toronto Stock Exchange. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale in the United States except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from U.S. registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.4 Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends securities law purposes:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED IN THE UNITED STATES WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in the other Agreements.

(c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(d) “Unless permitted under securities legislation, the holder of the security shall not trade the securities before the date that is four months and a day after the distribution date.”

3.5 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, as defined in Multilateral Instrument 45-103 of the Alberta Securities Commission, and as defined in Ontario Securities Commission Rule 45-501.

3.6 Exempt Distribution. Purchaser acknowledges that because its subscription under this Agreement is being made pursuant to exemptions from the prospectus and registration requirements of applicable securities law:

(a) its ability to enforce civil liabilities under the United States federal securities laws may be affected adversely by, among other things: (1) the fact that the Company is organized under the laws of Canada; (2) some or all of its directors and its officers may be residents of Canada, and (3) a substantial portion of the assets of the Company and said persons may be located outside the United States; and

(b) the Company is relieved from certain obligations that would otherwise apply under the applicable securities laws if the exemptions were not being used.

3.7 Tax Consequences. The Purchaser understands that the investment in the Securities and the underlying common shares may have tax consequences under the laws of the United States and of Canada and that it is the sole responsibility of the Purchaser to determine and assess such tax consequences as may apply to its particular circumstances.

3.8 Compliance With Applicable Law. Subject to the Company’s compliance with its representations, warranties and covenants hereunder, the entering into of the Agreements by the Purchaser and the completion of the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the Purchaser is a party or by which it is bound.

3.9 No Securities Commission Review. The Purchaser is aware that no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities or the underlying common shares; that there is no government or other insurance covering the Securities or the underlying common shares; that there is (a) a four month restriction on the Purchaser’s ability to resell the Securities or the underlying common shares and (b) a filing requirement for control persons, and it is the responsibility of the Purchaser to comply with such restrictions for selling the Securities or the underlying common shares before such sale; that the Company has advised the Purchaser that the Company is relying on an exemption under Canadian securities laws from the requirements as to the filing of a prospectus, to provide the Purchaser with a prospectus and as to the delivery of an offering memorandum, as well as to sell securities through a person or company registered to sell securities under the Securities Act (Alberta) and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Alberta), including statutory rights of rescission or damages, will not be available to the Purchaser; and that the Company is relieved from certain obligations that would otherwise apply under the applicable securities laws if the exemption were not being used.

3.10 Delivery of Documents. If required by applicable securities legislation, regulations, rules, instruments, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Purchaser will execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings and other documents with respect to the issue of the Securities as may be required (including, without limitation, the private placement questionnaire and undertaking required by The Toronto Stock Exchange and the Alberta Certificate of Accredited Investor, copies of which accompany this Agreement).

3.11 Purchase Funds. None of the funds the Purchaser is using to purchase the Securities are, to the knowledge of the Purchaser, proceeds obtained or derived, directly or indirectly, as a result of illegal activities.

4. Conditions of the Purchasers’ Obligations at Closing. The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by each Purchaser, which conditions are for each Purchaser’s sole benefit and may be waived at any time in its sole discretion by providing the Company prior written notice thereto:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Agreements that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The CEO of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the Canada or United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5 Opinion of Company Counsel. The Purchasers shall have received from Burnet, Duckworth & Palmer LLP (as to matters relating to Canadian and Alberta law), Goodman and Carr LLP (as to matters relating to Ontario law), Gray Cary Ware & Freidenrich (as to matters relating to United States law), Pillsbury Winthrop LLP (as to matters relating to the Company’s intellectual property) and Sean Collin (as to matters relating to the Company’s intellectual property), each counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit D-1, Exhibit D-2, Exhibit D-3, Exhibit D-4 and Exhibit D-5, as applicable.

4.6 Investors’ Rights Agreement. The Company and each Purchaser shall have executed and delivered the Investors’ Rights Agreement in substantially the form attached as Exhibit C.

4.7 Indemnification Agreement. The Company shall have executed and delivered the Indemnification Agreement in the form attached as Exhibit E for the benefit of the director representatives of the Purchasers.

4.8 Material Adverse Effect. Between the time of the execution of this Agreement and the Closing Date, (i) no Material Adverse Effect shall occur or become known (whether or not arising in the ordinary course of business), and (ii) no transaction which is material and unfavorable to the Company shall have been entered into by the Company. As used in this Agreement, “Material Adverse Effect” means any material adverse effect or a change to the business, properties, assets, operations, results of operations, prospects, or condition (financial or otherwise) of the Company and its subsidiaries, or on the transactions contemplated hereby by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Agreements; provided, however, that a Material Adverse Effect will not be deemed to have occurred unless such effect or change or changes in aggregate relates to one or more adverse changes from a financial point of view of at least $100,000 or if such effect or change could have a material adverse effect or material adverse change to the business of the Company.

4.9 Delivery of Share Certificates. The Company shall have executed and delivered certificates for the securities purchased by the Purchasers at the Closing in form reasonably acceptable to the Purchasers.

4.10 Filings; Authorizations. The Company shall have made all filings under all applicable Canadian, provincial, federal and state securities laws and the bylaws, rules and regulations of the Toronto Stock Exchange necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws, and shall have obtained all authorizations, approvals and permits necessary to consummate the transactions contemplated by the Agreements and such authorizations, approvals and permits shall be effective as of the Closing Date.

4.11 No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order or decree, and no other legal restraint or prohibition shall exist which prevents or arguably prevents the consummation of the transactions contemplated by the Agreements, nor shall any proceeding have been commenced or threatened with respect to the foregoing.

4.12 Shareholder Approval. The Company shall have received the requisite approval for the transactions contemplated by the Agreements from its shareholders, in compliance with all applicable laws, on or prior to July 31, 2003. Notwithstanding the foregoing, the Company covenants that no shareholder approval will be necessary if the Purchasers elect to exercise their right contained in Section 6.2 hereof.

4.13 Legal Investment. At the time of the Closing, the purchase of the Securities by the Purchasers hereunder shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

4.14 Articles. The Company shall have filed the Articles of Amendment with the Registrar of Corporations of the Province of Alberta, Canada, in accordance with Section 1.1(a), on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date.

4.15 Confidential Information and Invention Assignment Agreement. The Company and each of its employees shall have entered into the Company’s standard form Confidential Information and Invention Assignment Agreement, in substantially the form provided to the Purchasers.

4.16 Secretary’s Certificate. The Secretary of the Company shall deliver to the Purchasers at the Closing a certificate certifying (i) the constating documents of the company, (ii) the Bylaws of the Company, (iii) resolutions of the Board of Directors approving the Agreements and the transactions contemplated hereby and thereby, and (iv) resolutions of the shareholders of Company approving the Articles of Amendment

4.17 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers, and Purchasers (or their counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.18 Toronto Stock Exchange. The common shares underlying the Securities (the “Subject Securities”) shall have been conditionally approved for listing on the Toronto Stock Exchange and the Toronto Stock Exchange shall have confirmed in writing that the Subject Securities will be posted or listed for trading on the Toronto Stock Exchange as of the Closing Date.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been performed or complied with.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the Canada, United States or of any province or state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4 No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order or decree, and no other legal restraint or prohibition shall exist which prevents the consummation of the transactions contemplated by the Agreements.

5.5 Shareholder Approval. The Company shall have received the requisite approval for the transactions contemplated by the Agreements from its shareholders, in compliance with all applicable laws, on or prior to July 31, 2003, and shall use its reasonable best efforts to obtain such shareholder approval. Notwithstanding the foregoing, the Company covenants that no shareholder approval will be necessary if the Purchasers elect to exercise their right contained in Section 6.2 hereof.

5.6 Legal Investment. At the time of the Closing, the purchase of the Securities by the Purchasers hereunder shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

6. Covenants.

6.1 Shareholder Approval.

(a) In connection with the issuance of the Securities, the Company shall provide to each shareholder entitled to vote at the next meeting of the shareholders of the Company, which meeting shall occur on or before July 31, 2003 (the “Shareholder Meeting Deadline”) a management proxy circular statement (the “Proxy Statement”), which has been previously reviewed by the Purchasers and their counsel, soliciting each such shareholder’s affirmative vote at such shareholder meeting for approval of the Company’s issuance of the Securities and the other transactions contemplated by the Agreements (such affirmative approval being referred to herein as the “Shareholder Approval”).

(b) The Company shall ensure that the Proxy Statement contains all material disclosures and is in compliance with all applicable laws, rules, and regulations, and that the solicitation of the Shareholder Approval is made in compliance with all applicable laws, rules, and regulations.

(c) Subject to the fiduciary obligations of the Board of Directors, the Company shall cause its Board of Directors to unanimously recommend to the Company’s shareholders that the Securities be issued on the terms set forth herein and that the other transactions contemplated by the Agreements be approved.

6.2 Alternative Right to Invest.

(a) If for any reason the Shareholder Approval is not obtained by the Shareholders Meeting Deadline, the Purchasers shall have an option (the “Purchasers’ Option”), exercisable in their sole discretion to purchase up to 14,619,111 common shares of the Company at CDN $1.00 per share.

(b) The Purchasers’ Option, if exercised, shall be exercised and closing shall occur on or prior to August 28, 2003.

(c) In connection with the exercise of the Purchasers’ Option, the Company’s representations and warranties shall apply, the Investors Rights Agreement shall be executed by the Company, and the Company shall take such other steps as reasonably required by the Purchasers to close the transactions contemplated by the Purchasers’ Option.

6.3 Increase in Stock Option Pool. Subject to requisite shareholder approval, effective as of the Closing Date, the aggregate number of common shares reserved for issuance shall be increased to 10,803,958 common shares of the Company.

6.4 Board Membership. Effective as of the Closing Date, the Company shall take all reasonable steps to ensure that Andrew Sheehan and Stephan Dolezalek are elected to the Board of Directors (provided that such individuals are at such time legally qualified individuals to serve as members of the board of directors of a public company) as the initial representatives of the holders of the Series A preferred shares. The four other Board of Directors members at the Closing Date shall be Keith Rickard, Jeff Lawson, Neil Mackenzie and Archie Nesbitt (provided that such individuals are at such time legally qualified individuals to serve as members of the board of directors of a public company).

7. Indemnification.

7.1 Indemnification by the Company. Subject to section 8.1 hereof, in consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Agreements, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each permitted transferee of the Securities and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (collectively, “Claims”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in any of the Agreements, (b) any breach of any covenant, agreement or obligation of the Company contained in any of the Agreements (other than due to the material breach of the Agreements by the Purchasers), (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of any of the Agreements or any other certificate, instrument or document contemplated hereby or thereby and (d) the Company infringing the Intellectual Property rights of any third party in any material manner. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Claims which is permissible under applicable law.

7.2 Procedures for Indemnification. Promptly after an Indemnitee has knowledge of any Claim as to which such Indemnitee reasonably believes indemnity may be sought or promptly after such Indemnitee receives notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnitee shall, if a Claim in respect thereof is to be made against any the Company under this Section 7, deliver to the Company a written notice of such Claim, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel if, in the reasonable opinion of counsel retained by the Company, the representation by such counsel of the Indemnitee and the Company would be inappropriate due to actual or potential differing interests between such Indemnitee and the Company; provided, further, that the Company shall not be responsible for the reasonable fees and expense of more than one (1) separate legal counsel for such Indemnitee. In the case of an Indemnitee, the legal counsel referred to in the immediately preceding sentence shall be selected by the Purchasers holding at least a majority in interest of the Securities to which the Claim relates. The Indemnitee shall cooperate fully with the Company in connection with any negotiation or defense of any such action or Claim by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such action or Claim. The Company shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any Claim effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a full release from all liability in respect to such Claim and action and proceeding. After indemnification as provided for under this Agreement, the rights of the Company shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company as provided in this Agreement shall not relieve the Company of any liability to the Indemnitee under this Section 7, except to the extent that the Company is prejudiced in its ability to defend such action.

7.3 Survival of and Limitation of Indemnification Obligations. The obligations of the Company under this Section 7 shall survive the transfer of the Securities by the Indemnitees; provided that such transfer is made to an existing investor in the Purchaser or an affiliated entity of the Purchaser. In addition, in no event shall the obligations of the Company to indemnify a Purchaser or permitted transferee exceed the aggregate amount of the Purchaser’s initial investment in the Company under this Agreement.

8. Miscellaneous.

8.1 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement and the Closing of the transactions contemplated hereby, notwithstanding any investigation made by the Purchasers. No claim against the party making any representations and warranties under Section 2 or Section 3 in respect of a breach of any such representations and warranties shall be made or be enforceable, whether by legal proceeding or otherwise, unless written notice of such claim is given to such party by the party for whose benefit such representations and warranties were given within three (3) years from the Closing Date, except for the representations set forth in Sections 2.1 through and including 2.6, which shall survive indefinitely. All statements as to factual matters contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be the representations and warranties of the Company, as of the date of such certificate or instrument.

8.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.5 Construction. The titles and subtitles of this Agreement are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement. This Agreement and its provisions contained therein and the exhibits hereto shall not be construed or interpreted for or against any party to this Agreement because said party drafted or caused the party’s legal representative to draft any of its provisions. The Company has been represented by legal counsel in connection with the drafting and negotiation of this Agreement. The language of this Agreement shall be construed as to its fair meaning.

8.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page or Exhibit A hereto, or as subsequently modified by written notice, and (a) if to the Company, with a copy to Burnet, Duckworth & Palmer LLP, Suite 1400, 350 - 7th Avenue S.W., Calgary, Alberta, T2P 3N9, Attn: J.G. (Jeff) Lawson and to Gray Cary Ware & Freidenrich, 4365 Executive Drive, Suite 1100, San Diego, California 92121, Attn: Scott Stanton or (b) if to the Purchasers, with a copy to Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, CA 94111, Attn: Richard D. Harroch.

8.7 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, other than a fee to Citigroup by the Company for the Closing of this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.8 Fees and Expenses. The Company shall pay the fees and expenses of counsel for the Purchasers, reasonable fees and expenses of experts, consultants and the like and other expenses incurred in connection with performing due diligence with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby up to a maximum of US $150,000 (a) at the Closing, (b) at the closing contemplated under Section 6.2, or (c) in the event of a material breach of this Agreement by the Company.

8.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Common Shares issued or issuable upon conversion of the Stock. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon the Purchasers and each transferee of the Securities, each future holder of all such Securities, and the Company.

8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

8.13 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

8.14 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

8.15 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, then such dispute shall be resolved solely and exclusively by confidential binding arbitration with the San Francisco branch of JAMS (“JAMS”) to be governed by JAMS’ Commercial Rules of Arbitration (the “JAMS Rules”) and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

[Signature Pages Follow]

The parties have executed this Series A Preferred Share Purchase Agreement as of the date first written above.

COMPANY:	PURCHASERS:

Bakbone Software Incorporated	VantagePoint Venture Partners IV (Q), L.P. by VantagePoint Venture Associates IV L.L.C., Its General Partner

By: /s/ Keith Rickard Keith Rickard, President and CEO	By: /s/ Alan E. Salzman
Name: Alan E. Salzman

Address: 10145 Pacific Heights Boulevard	Title: Managing Partner
Suite 500
San Diego, California 92121

Fax: (858) 450-9929	VantagePoint Venture Partners IV, L.P. by VantagePoint Venture Associates IV, L.L.C., Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P. by VantagePoint Venture Associates IV, L.L.C., Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

DISCLOSURE SCHEDULE

This Disclosure Schedule is given pursuant to Section 2 of the Series A Preferred Share Purchase Agreement attached hereto (the “Agreement). The schedule numbers in this Disclosure Schedule correspond to the section numbers in the Agreement. Any information disclosed under any section number in this Disclosure Schedule shall not be deemed disclosed under and incorporated into any other section number unless specifically cross referenced to such section under the Agreement where such disclosure would be appropriate. Terms defined in the Agreement have the same meaning when used in the Disclosure Schedule unless the context otherwise requires.

EXHIBITS

Exhibit A -	Schedule of Purchasers

Exhibit B -	Form of Amended and Restated Articles of Amalgamation

Exhibit C -	Form of Investors’ Rights Agreement

Exhibit D - 1	Form of Legal Opinion of with respect to Alberta law

Exhibit D - 2	Form of Legal Opinion of with respect to Ontario law

Exhibit D - 3	Form of Legal Opinion of U.S. Corporate Counsel

Exhibit D - 4	Form of Legal Opinion of Intellectual Property Counsel

Exhibit D - 5	Form of Legal Opinion of Intellectual Property Counsel (S. Collin)

Exhibit E -	Form of Indemnification Agreement

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchasers	Total Number of Series A Preferred Shares to be Purchased	Total Purchase Price in Canadian Dollars
VantagePoint Venture Partners IV (Q), L.P.	19,929,800	$19,929,800.00
VantagePoint Venture Partners IV, L.P.	1,997,600	$1,997,600.00
VantagePoint Venture Partners IV Principals Fund, L.P.	72,600	$72,600.00

TOTAL	22,000,000	$22,000,000.00